Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-91490 and 333-101881 of CheckFree Corporation on Form S-8 of our report dated December 20, 2004, appearing in this Annual Report on Form 11-K of CheckFree Services Corporation 401(k) Plan for the year ended June 30, 2004.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
December 20, 2004